Exhibit 10.4
Zila, Inc.
5227 North 7th Street • Phoenix, Arizona 85014-2800
Toll-Free 800-922-7887 • Tel 602-266-6700 • Fax 602-234-2264
Nutraceuticals | Pharmaceuticals | Biotechnology
www.zila.com
May 22, 2006
Mr. Frank J. Bellizzi
218 Presidio Avenue
San Francisco, CA 94115
Dear Frank:
     We are pleased to extend this offer to you to join the Zila family of companies. Please review the terms of this letter agreement (“Agreement”). If they meet with your approval, please sign where indicated below.
     1. Title. You will serve in a dual capacity as President of Zila Pharmaceuticals, Inc. (the “Company”) and Executive Vice President—Business Development of Zila, Inc.
     2. Start Date. Your target start date is May 23, 2006. (Your actual first day of work, whether May 23, 2006 or some other date, is referred to herein as the “Start Date.”)
     3. Reporting Structure. You will report directly to me in my capacity as CEO of the Company and CEO and President of Zila, Inc.
     4. Responsibilities. Your responsibilities will be those consistent with the above-described positions as they may be assigned to you by the Company and/or Zila, Inc.
     5. Base Salary. Your initial base salary will be paid at the rate of three hundred twenty-five thousand dollars ($325,000.00) per year, less applicable withholdings as may be required by law, in accordance with the Company’s regular payroll practices (currently bi-weekly).
     6. Auto allowance. You will receive an auto allowance of $800 per month, subject to Internal Revenue Service regulations and paid in accordance with the Company’s regular payroll practices.
     7. Eligibility for Performance Bonuses. At or near the beginning of each fiscal year, you and the Company will agree, in writing, on your goals and objectives for that year and what will be required for you to earn performance bonuses. You will then be eligible to participate at the corporate officer level in two incentive bonus plans maintained by Zila, Inc., or

Mr. Frank J. Bellizzi
May 22, 2006

successor plans as may be applicable, each of which will provide you with an opportunity to receive a cash performance bonus of up to fifty percent (50%) of your then-current base salary, less applicable withholdings as may be required by law. The first year of your eligibility for these performance bonuses will be fiscal year 2007 (August 1, 2006 through July 31, 2007).
     8. Stock Options. Subject to approval of Zila, Inc.’s Board of Directors or its Compensation Committee, you will receive the following stock option grants to purchase Zila, Inc.’s common stock under the Zila, Inc. 1997 Stock Option Award Plan, as amended and restated December 5, 2002 (the “Stock Option Plan”), or such amended or restated stock option plan as may then be in effect: 500,000 options, effective on the Start Date and vesting in thirteen (13) equal amounts, the first such amount to vest on the Start Date and the remaining twelve (12) amounts to vest on a quarterly basis thereafter; full vesting of these 500,000 options would occur upon the completion of twelve (12) calendar quarters after the Start Date. You will also be eligible for additional stock option grants on an annual basis based on individual performance and/or as may be commensurate with grants to other executive management. All stock option grants shall be governed in all respects by the Stock Option Plan or such amended or restated stock option plan as may then be in effect, and all granted but unvested options will vest upon a change of control as defined in the Stock Option Plan or such amended or restated stock option plan as may then be in effect.
     9. Insurance. Commencing on the start date of your employment, you will receive insurance benefits as provided to other senior executives of the Company or Zila, Inc. Currently, these consist of medical, dental and vision coverage for you and your dependents, life insurance and short-term disability coverage for you, and Directors and Officers Liability Insurance.
     10. Paid Time Off. You will receive paid time off (“PTO”) in accordance with the Company’s regular PTO policy except the policy’s proscription against taking PTO during the first ninety (90) days of employment will not apply to you. You will also receive paid holidays in accordance with the Company’s regular holiday policies.
     11. Other Benefits. You will receive other benefits as commensurate with those provided to other members of senior management. Currently, these include participation in a 401(k) plan, an employee stock purchase plan, a flexible spending program/Section 125, and employee recognition programs.
     12. Relocation Expenses. The Company will reimburse you for documented expenses associated with your relocation to Arizona up to a maximum of fifty thousand dollars ($50,000) (the “Relocation Benefits”). The Relocation Benefits will be paid in accordance with Internal Revenue Service regulations. If you voluntarily terminate your employment prior to your one-year anniversary, you will repay the Company 100% of all Relocation Benefits you received pursuant to this paragraph. If you voluntarily terminate your employment after your one-year anniversary but before your two-year anniversary, you will repay the Company a percentage of all Relocation Benefits you received pursuant to this paragraph, decreasing 25% for each quarter at the end of the first year (i.e., if your employment terminates during the first quarter of the second year, you will owe the Company 75% of all Relocation Benefits; if your

Mr. Frank J. Bellizzi
May 22, 2006

employment terminates during the second quarter of the second year you will owe the Company 50% of all Relocation Benefits; and if your employment terminates during the third quarter of the second year you will owe Zila 25% of all Relocation Benefits).
     13. Board of Directors Observation Rights. On or before June 15, 2006 (subject to the approval of Zila, Inc.’s Board of Directors), Zila, Inc. shall confer upon you rights of observation of meetings of the Board of Directors. These rights shall continue until such time as you may become a full member of the Board of Directors or until the termination of your employment with the Company and Zila, Inc. Your observation rights shall be subject to, and limited by, the following: (i) the Board of Directors’ standard practices with respect to excluding Board members from observing and/or participating in certain discussions, (ii) the reasonable discretion of the Board’s Chairperson to exclude non-Board members from observing and/or participating in certain discussions, (iii) applicable provisions of Delaware and/or Arizona law, and (iv) that which may be required or permitted by the Company’s bylaws, as those bylaws may be amended from time to time.
     14. At-Will Employment. Your employment with the Company is at will, meaning that it lawfully can be terminated at any time by either you or the Company, with or without cause or notice. Nothing contained in this Agreement changes the at-will nature of your employment.
     15. Severance Pay. Subject to, and in accordance with, the terms and limitations set forth below, the Company will provide you with a severance payment equivalent to the greater of $650,000 or two (2) years of the base salary you are earning at the time of the event triggering the Company’s severance-related obligations, less applicable withholdings as may be required by law (“Severance Pay”).
          15.1 Termination Triggering Right to Severance Pay. You will be eligible to receive Severance Pay if the Company actually or constructively terminates your employment without cause (“Cause”). For purposes of this Agreement, “constructive termination” shall be deemed to have occurred in the event of a material diminution of compensation or job responsibilities. For purposes of this Agreement, “Cause” shall mean (i) your failure to correct a specific conduct or job-performance issue or issues about which you have been informed in writing and given an opportunity to correct; or (ii) conduct or job performance that the Company believes is sufficiently willful and/or egregious that providing you with written notice and an opportunity to correct is an inadvisable business practice; or (3) your inability to perform your job (e.g., due to incapacity or death). If your Employment terminates for any other reason, including, without limitation, because of a change in control of the Company, such termination shall be deemed without Cause.
          15.2 Release Required. You will receive Severance Pay only if you provide the Company with a written release, in a form acceptable to the Company, from legal liability. Such release will explicitly recognize, and except from the effect of the release, any ongoing rights of indemnification (or similar rights) you may have. In no event will Severance Pay be provided until such release is executed and its revocation period (if any) under applicable law

Mr. Frank J. Bellizzi
May 22, 2006

has expired unexercised. If you fail to execute the release within 30 days of your receipt of same, your right to execute the release, and your corresponding right to Severance Pay, will be extinguished.
          15.3 No Other Right to Severance Pay. You will not be entitled to receive Severance Pay if you voluntarily resign from your employment, or your employment terminates for Cause, or you do not qualify for Severance Pay pursuant to this Agreement for any other reason.
          15.4 Timing of severance pay. If the event triggering the Company’s obligation to pay you Severance Pay occurs within twelve (12) months after a change in control of the Company, you shall receive the Severance Pay in a single lump sum within sixty (60) days of termination of your employment. If the event triggering the Company’s obligation to pay you Severance Pay is anything other than a change in control of the Company, you shall receive half of the Severance Pay in a single lump sum within sixty (60) days of termination of your employment and the other half of the Severance Pay over the course of the following four months (that is, months 3-6 after termination of your employment) in accordance with the Company’s regular payroll dates during that time period. For purposes of this Agreement, “change in control” shall be defined and governed by the definition of “change in control” contained in the Stock Option Plan or such amended or restated stock option plan as may then be in effect or, in the absence of such plan, in the last such plan that was in effect.
          15.5 Cessation of Severance Pay. Your right to receive Severance Pay shall immediately terminate if (i) you breach any contractual obligation you owe the Company or Zila, Inc. or violate any other promise or commitment you have made to the Company or Zila, Inc. or duty you owe the Company or Zila, Inc.; (ii) you commence employment or other engagement with any person or entity that directly competes in an area of the Company or Zila, Inc. in which you had operational oversight or direct responsibilities at the time of the termination of your employment with the Company or Zila, Inc.; or (iii) you solicit, induce, or attempt to influence any employee of the Company or Zila, Inc. or any of their affiliates or subsidiaries to terminate his or her employment.
     16. Cooperation in Dispute Resolution. During your employment and thereafter (including following termination of your employment for any reason), you will make yourself reasonably available to consult with the Company, Zila, Inc. or any of their affiliated companies with regard to any potential or actual dispute the Company, Zila, Inc. or any of their affiliated companies may have with any third party concerning matters about which you have personal knowledge, and to testify about any such matter should such testimony be required, so long as doing so does not unreasonably interfere with your then-current professional activities.
     17. Applicable Law. You hereby consent to application of Arizona law to this Agreement without regard to choice-of-law or conflict-of-law rules. However, in recognition of this Agreement’s provisions relating to Severance Pay (which is not an item of ordinary compensation), and as an inducement for the Company to agree to those provisions, we have specifically agreed that Arizona Revised Statute § 23-355 (which provides for the possibility of

Mr. Frank J. Bellizzi
May 22, 2006

treble damages for unpaid wages following termination of employment) shall not apply to Paragraph 15 of this Agreement (or its subparts), or to any payment(s) arguably due under Paragraph 15 of this Agreement (or its subparts), or to any dispute arising under Paragraph 15 of this Agreement (or its subparts).
     18. Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall remain in full force and effect to the fullest extent permitted by law.
     19. Other agreements. As a condition of your employment with the Company, you must also execute the enclosed Employee Confidentiality and Intellectual Property Agreement. Like all Company employees, you may in the future be required, in the Company’s reasonable discretion, to execute agreements relating to other Company policies or substantive matters.
     As with all our offers to prospective executive-level employees, this offer is contingent upon satisfactory completion of those portions of our standard due diligence (including background and reference checks) as may be applicable to your prospective employment.
     We believe you will be a valuable addition to the Zila family of companies and we hope you will accept this offer. If you wish to do so, please sign where indicated below and return this Agreement. Please let us know if you have any questions.
Sincerely,

Douglas D. Burkett, Ph.D.
CEO, Zila Pharmaceuticals, Inc.
CEO and President, Zila, Inc.
Statement of Acceptance:
     I have read the foregoing and agree to accept employment on the terms stated in this Agreement.

Dated: 5/22/06	/s/ Frank J. Bellizzi

Frank J. Bellizzi